EXHIBIT 15.1

WILLIAMS & WEBSTER, P.S.
Certified Public Accountants
601 West Riverside
Suite 1940
Spokane, Washington 99201-0611
(509) 838-5111
FAX (509) 838-5114

Board of Directors
FirstBingo.com
Toronto, Ontario
Canada

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT
INFORMATION

Re: Registration Statement Number 333-86466 on Form SB-2 A-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 6, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

September 30, 2002